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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                         CASS INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------


     4)   Proposed maximum aggregate value of transaction:


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     5)   Total fee paid:


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               Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1913(04-05)

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1)   Amount Previously Paid:
--------------------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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

                        CASS INFORMATION SYSTEMS, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 To be held on
                                April 20, 2009


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Monday, April 20, 2009, at 11:00 a.m. local time, for the following purposes:

     1.   To elect four directors to serve for a three-year term;

     2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2009; and

     3. To act upon such other matters as may properly come before the meeting.

     The close of business on March 5, 2009 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

     This year's Annual Meeting will be held at The Charles F. Knight Executive Education Center, Room 200, Olin School of Business at Washington University, One Brookings Drive, St. Louis, Missouri 63130. For your reference, a map is provided inside the back cover of this Proxy Statement.

     Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations Department at (314) 506-5500.


                                        By Order of the Board of Directors,

                                        /s/ P. Stephen Appelbaum

                                        P. Stephen Appelbaum
                                        Secretary

March 20, 2009
Bridgeton, Missouri



     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU CAN VOTE YOUR SHARES BY ONE OF THE FOLLOWING METHODS: VOTE OVER THE INTERNET OR BY TELEPHONE USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, OR MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY EXECUTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

                        CASS INFORMATION SYSTEMS, INC.
                            13001 Hollenberg Drive
                           Bridgeton, Missouri 63044


                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                           to be held April 20, 2009


     This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 20, 2009 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 20, 2009 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

     Holders of common stock, par value $.50 per share, of the Company at its close of business on March 5, 2009 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 9,213,242 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 7.5% of the common stock outstanding on the Record Date.

     Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

     If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors, ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2009, and to act on any other matters properly brought before the meeting. Shareholders may not cumulate their votes in the election of directors.

     Shares represented by proxies which are marked or voted (i) "withheld" for the election of the Board's director nominees, (ii) "abstain" to ratify the appointment of the Company's independent registered public accounting firm, or
(iii) to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the ratification of the appointment of the Company's independent registered public accounting firm, and against such other matters, respectively. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered "broker non-votes." Broker non-votes are considered present or represented for purposes of determining a quorum but are not counted or deemed present or represented for determining whether shareholders have approved that proposal. The inspector of elections appointed for the meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

     All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees and FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for 2009. The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

     The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.


     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
                SHAREHOLDERS MEETING TO BE HELD ON APRIL 20, 2009

     The Company's proxy statement, annual report on Form 10-K for the 2008 fiscal year and summary Annual Report to Shareholders are available at www.cassinfo.com under "Investor Relations," then "Proxy Materials."

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's Board consists of twelve members and is divided into three classes of four directors each. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

     The Board, upon presentation from a non-management director and recommendation by the Nominating and Corporate Governance Committee, has nominated Randall L. Schilling for election. Additionally, the Board has nominated incumbents Robert A. Ebel, John L. Gillis, Jr., and Franklin D. Wicks, Jr. for re-election. The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominees to serve until 2012:

Robert A. Ebel .................   Mr. Ebel, 53, has been a director since 2006. He is Chief Executive Officer
                                   (CEO) of Universal Printing Company, a privately held printing company headquartered in St. Louis, Missouri. Mr. Ebel began his tenure with Universal
                                   Printing Company as Chief Financial Officer and board member in 1986. In
                                   1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the
                                   Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

John L. Gillis, Jr. ............   Mr. Gillis, 69, has been a director since 2007. Mr. Gillis is Retired -- Senior
                                   Counsel Emeritus to the law firm of Armstrong Teasdale LLP. Mr. Gillis began his career as an associate with Armstrong Teasdale LLP in 1968 and served as partner with the firm from 1975 to December 2006. Mr. Gillis is a member of the American Bar Association, Missouri Bar Association and Bar Association of
                                   Metropolitan St. Louis. He has been active in various civic and charitable organizations in the St. Louis metropolitan area, and currently serves on the board of directors for Aquinas Institute of Theology.

Randall L. Schilling ...........   Mr. Schilling, 46, is CEO of Quilogy, Inc., a nationally recognized, privately held IT professional services company founded in 1992 by Mr. Schilling and headquartered in St. Charles, Missouri. Mr. Schilling has been active in various civic and charitable organizations in the St. Louis metropolitan area, including the St. Louis Regional Business Council, Partners for Progress -- Education
                                   Chairman, and Young Presidents Organization. Additionally, Mr. Schilling
                                   serves as an Advisory Board member for United Missouri Bank, St.
                                   Charles, Missouri.

Franklin D. Wicks, Jr. .........   Dr. Wicks, 55, has been a director since 2006. He is President, Research
                                   Essentials and Specialties of Sigma-Aldrich Corporation, a publicly traded life science and high technology company located in St. Louis, Missouri. Dr. Wicks has worked for Sigma-Aldrich since 1982, beginning as a research chemist and subsequently working in marketing, as President of Sigma Chemical and Vice
                                   President of Worldwide Operations, Sigma-Aldrich. He served as President,
                                   Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his most recent appointment,
                                   Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He is currently a member of the CEO Forum and serves as a trustee of Covenant
                                   Theological Seminary.

The Company's Board recommends a vote FOR the four nominees for election to the
                               Board of Directors.

Directors to serve until 2011:

K. Dane Brooksher ...............   Mr. Brooksher, 70, has been a director since 2005. He is Retired Chairman and
                                    CEO of ProLogis, a leading provider of distribution services and facilities.
                                    Mr. Brooksher began his career with ProLogis in 1993 and during that time held the positions of Chairman of the Board, Chief Operating Officer (COO), Co-
                                    Chairman and CEO. Prior to joining ProLogis, he spent over 32 years with
                                    KPMG LLP, serving as the managing partner for the Mid-West area and the
                                    Chicago office, as well as serving on the firm's Board of Directors, Management
                                    Committee and as International Development Partner. Mr. Brooksher is
                                    currently a director of Qwest Communications International, Inc., a publicly traded telecommunications firm and Pactiv Corporation, a publicly traded consumer goods and food products packaging firm. He is director and past chairman of the Board of Sponsors of the College of William and Mary Mason
                                    School of Business Foundation, a member of the Advisory Board of the J. L.
                                    Kellogg Graduate School of Management, Northwestern University, and trustee of St. Anthony's Medical Center of St. Louis.

Eric H. Brunngraber .............   Mr. Brunngraber, 52, has been a director since 2003. Mr. Brunngraber is
                                    President and CEO of the Company. Prior to his appointment to CEO in July
                                    2008, he held the position of President and COO since May 2006.
                                    Mr. Brunngraber served as Chief Financial Officer (CFO) of the Company from
                                    1997 to 2006. He has held numerous positions with the Company since his employment began in 1979, including Executive Vice President-Secretary of
                                    Cass Commercial Bank, the Company's bank subsidiary. Mr. Brunngraber is active in various civic, charitable, professional and church-related organizations in the St. Louis metropolitan area.

Bryan S. Chapell ................   Dr. Chapell, 54, has been a director since 1998. Dr. Chapell joined the faculty of
                                    Covenant Theological Seminary in 1985, and has served as seminary President since 1994. Dr. Chapell has obtained degrees from Northwestern University,
                                    Covenant Theological Seminary and Southern Illinois University and has
                                    authored numerous books and publications.

Benjamin F. Edwards, IV .........   Mr. Edwards, 53, has been a director since 2005. He is Chairman, CEO and
                                    President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country,
                                    Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards' career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor,
                                    Associate Branch Manager, Regional Officer, Director of Sales and Marketing
                                    and President, and member of the Board of Directors of A.G. Edwards from
                                    1994 to October 2007. He currently serves on the Advisory Boards of Sunshine
                                    Missions and Bethesda Hospital and Homes, and is active with various social and charitable organizations in the St. Louis metropolitan area.

Directors to serve until 2010:

Lawrence A. Collett .........       Mr. Collett, 66, has been a director since 1983. He is Chairman of the Board of the Company, a position he has held since 1992. Mr. Collett retired as CEO of the Company in July 2008, having served in that capacity since 1990. He began his career with the Company in 1963 and served as Executive Vice President from 1974 to 1983 and President from 1983 to 1990. He holds numerous positions with civic, charitable, and church-related institutions. Mr. Collett is a current member of the St. Louis Regional Business Council.

Wayne J. Grace ...............      Mr. Grace, 68, has been a director since 2003. He is Retired Managing Director of UHY Advisors MO, Inc., a tax and business consulting firm. Mr. Grace was the founder and Managing Director of the accounting firm Grace Advisors, Inc., from 1983 to 2004. From 1966 to 1983, he was the Managing Partner of the St.
                                    Louis, Missouri office of Fox & Company, where he served as a member of the
                                    National Consulting Services Steering Committee. Mr. Grace served on the
                                    Board of Managers for the YMCA of the Ozarks from 1985 to 2005. Mr. Grace became a director of Siegel-Robert, Inc., a privately held plastics product manufacturer in 2006. Mr. Grace is a Certified Public Accountant.

James J. Lindemann ...........      Mr. Lindemann, 53, has been a director since 2007. He is Executive Vice
                                    President of Emerson Electric Co., a publicly traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he held a number of increasingly responsible engineering and marketing positions with its Specialty Motor division. In 1992, he was named President of
                                    Commercial Cam, and in 1995, he was named President of the Emerson
                                    Appliance Motor division. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of
                                    Emerson in 1999 and Executive Vice President in 2000. Mr. Lindemann has
                                    served on the Emerson Advisory Board since 2000 and has been a board member of the CEO Forum since 2003.

Andrew J. Signorelli .........      Mr. Signorelli, 69, has been a director since 1986. Mr. Signorelli is President of
                                    Hope Educational & Research Center, a St. Louis-based not-for-profit organization established in 1972. He served as Administrator for St. Louis
                                    University Association from 1963 to 1965 and Faith Hospital Association from
                                    1965 to 1986. Mr. Signorelli is a board member of Hope Educational &
                                    Research Centers and various other private corporations located in the St. Louis metropolitan area.

CORPORATE GOVERNANCE

     The Company's Board oversees and guides the Company's management and its business. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board.

Independence

     Based on the independence standards as defined by the marketplace rules of The Nasdaq Stock Market, Inc. (Nasdaq), the Board has determined in its business judgment that all of the directors and director-nominees are independent, as such term is defined in the Nasdaq listing standards, except for Mr. Collett and Mr. Brunngraber. In addition, each of the members of the Audit Committee meets the heightened independence standards set forth in the Securities and Exchange Commission (SEC) rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the directors to questions regarding employment, business, family and other relationships with the Company and its management. As a result of this review, the Board concluded, as to each independent director, that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings and Committees of the Board

     The Board meets on a quarterly basis in January, April, July and October. There were four meetings of the Board in 2008. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. The Company's directors are encouraged, but not required, to attend the Company's Annual Meeting. In 2008, ten directors attended the Annual Meeting.

     The following table represents the membership and number of meetings in 2008 (in parentheses) of the standing committees of the Board, each of which is comprised entirely of independent directors, as defined by Nasdaq and SEC rules:

                                 Nominating and Corporate
          Audit (5)                   Governance (4)            Compensation (4)
-----------------------------   -------------------------   ------------------------
        Robert A. Ebel              Bryan S. Chapell           K. Dane Brooksher*
       Wayne J. Grace*               Wayne J. Grace         Benjamin F. Edwards, IV
      John L Gillis, Jr.          Frank D. Wicks, Jr.*         James J. Lindemann
                                                              Andrew J. Signorelli

------------
*Committee Chairman

     In January 2009, the Board elected to retain the current committee appointments through March 2010.


Audit Committee

     The Audit Committee operates pursuant to a written charter that is approved by the Board and available on the Company's website at www.cassinfo.com. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. The Audit Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with the independent registered public accountants and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit Committee assists the Board in its oversight of the performance of the Company's internal auditors. The Audit Committee meets with the internal auditors on a quarterly basis to review the scope and results of such services. The Board has determined that Mr. Grace qualifies as "audit committee financial expert," as defined by the SEC and in accordance with the Nasdaq listing rules.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee operates pursuant to a written charter that is approved by the Board and available on the Company's website at www.cassinfo.com. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate's judgment, skills, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board's practice to limit new directors to no more than two per year in order to maintain Board continuity.

     Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders meeting the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Nominating and Corporate Governance Committee's charter. Suggestions, together with a description of the proposed nominee's qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to

Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.

Compensation Committee

     The Compensation Committee operates pursuant to a written charter that is approved by the Board and available on the Company's website at www.cassinfo.com. The Compensation Committee fulfills the Board's responsibilities relating to compensation of the Company's directors, CEO and other executives. The Compensation Committee also has overall responsibility for approving, evaluating and administering the compensation plans, policies and programs of the Company.

Compensation Processes and Procedures
-------------------------------------

     As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management Directors, subject to appropriate approval by the Board of Directors or shareholders.

     The Compensation Committee establishes and administers the Company's executive compensation programs and benefits. While the Compensation Committee may seek input and recommendations from the CEO-President, CFO, or the Vice President of Human Resources concerning all elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are independently considered and decided by the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO's compensation and determines the CEO's compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending salary levels and incentive stock compensation for executive officers of the Company to the Board, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO.

     Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation levels at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant's judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company's compensation program.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     No member of the Compensation Committee is, or was during the year ended December 31, 2008, an officer, former officer or employee of the Company or any of its subsidiaries, or a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on the Company's Compensation Committee or (ii) the board of directors of another entity of which one of the executive officers of such entity served on the Company's Board, during the year ended December 31, 2008.

Code of Conduct and Business Ethics

     The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed on the Company's website at www.cassinfo.com.

Certain Relationships and Related Party Transactions

     Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company's subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, and on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

     As provided by the Audit Committee's charter, the Audit Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. "Related person" and "transaction" shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account any factors it deems relevant.

Communications with the Board of Directors

     The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address or fax number:
Cass Information Systems, Inc., Name of Director(s), Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044, (314) 506-5560 (fax).

     The Secretary will forward all correspondence to the Chairman of the Board (the Chairman) or the identified director as soon as practicable. Communications that are deemed to be inappropriate or present a safety or security concern may be handled differently. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof. If a response to the communication is warranted, the content and method of the response may be coordinated with the Company's legal counsel.

Available Information

     The website address for the Company is www.cassinfo.com. The Company makes available free of charge through its website its annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.

Director Compensation

     Each director of the Company who is not an officer or employee of the Company receives compensation for his services. The following represents the fee structure for the year ended December 31, 2008:

      Per Meeting Fees
      ----------------
       Regular Board Meeting ....................................    $ 2,500
       Board Committee Meeting:
         Members ................................................    $   500
         Chairperson ............................................    $   900
      Annual Fees
      -----------
       Board Member Retainer ....................................    $ 8,400
       Board Committee Chairperson Retainer:
         Audit ..................................................    $10,000
         Nominating and Corporate Governance ....................    $ 7,000
         Compensation ...........................................    $ 7,000
      Restricted Stock Awards
      -----------------------
       Shares issued upon election to a three year term .........        900

     In 2008, restricted stock awards were issued under the Company's 2007 Omnibus Incentive Stock Plan. The shares carry voting and dividend rights; dividends are accumulated by the Company and paid upon vesting. The shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary date of the awards. The grant date of awards is typically the end of the month in which directors are elected.

Summary Compensation -- Directors

     The table below sets forth the following compensation for each non-executive director as of the fiscal year ended December 31, 2008: (i) the dollar value of fees earned or paid; (ii) the compensation cost of restricted stock outstanding; (iii) all other compensation; and (iv) the dollar value of total compensation.

                                    Fees Earned or       Stock         All Other
                                     Paid in Cash        Awards      Compensation      Total
Name (1)                                ($)(3)           ($)(4)         ($)(6)          ($)
--------------------------------   ----------------   -----------   --------------   ---------
K. Dane Brooksher ..............        26,500            9,243 (5)       611         36,354
Bryan S. Chapell ...............        20,400            9,243 (5)       611         30,254
Robert A. Ebel .................        32,400           10,329           287         43,016
Benjamin F. Edwards, IV ........        20,400            9,243 (5)       611         30,254
John L. Gillis, Jr. ............        16,900           10,209           151         27,260
Wayne J. Grace .................        45,400           10,209           151         55,760
Harry J. Krieg (2) .............        12,450            2,994        10,287(7)      25,731
James J. Lindemann .............        19,400           10,209           151         29,760
Andrew J. Signorelli ...........        29,500           10,209           151         39,860
Franklin D. Wicks, Jr. .........        26,850           10,329           287         37,466

------------

(1) Compensation for Mr. Brunngraber and Mr. Collett is set forth in the Executive Officers -- Summary Compensation Table section of the proxy statement, and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director. Mr. Collett retired as the Company's Chief Executive Officer in July 2008. As such, his compensation as reported in the Summary Compensation Table reflects $10,000 received for services as a director after his retirement.

(2)  Retired from the Board of Directors on April 21, 2008.

(3) Represents fees paid during 2008 for services including Board Meeting and Board Committee Meeting attendance, as well as retainers for Board membership and Board Committee chair positions. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Ebel, $11,500; Mr. Grace, $10,500; Mr. Krieg, $3,500 and Mr. Signorelli (chairman), $9,600. The Executive Loan Committee held 24 meetings during 2008. Attendance fees are $500 per meeting for regular members and $600 per meeting for the committee chair.

(4) The aggregate number of shares of restricted stock awards issued under the Company's 1995 Restricted Stock Bonus Plan and 2007 Omnibus Incentive Stock Plan and outstanding at December 31, 2008 for each director was as follows:


      K. Dane Brooksher ..............    900
      Bryan S. Chapell ...............    900
      Robert A. Ebel .................    330
      Benjamin F. Edwards, IV ........    900
      John L. Gillis, Jr. ............    660
      Wayne J. Grace .................    660
      Harry J. Krieg .................     --
      James J. Lindemann .............    660
      Andrew J. Signorelli ...........    660
      Franklin D. Wicks, Jr. .........    330

(5) Includes the compensation costs of restricted stock awarded on April 30, 2008 under the Company's 2007 Omnibus Incentive Stock Plan (900 shares) with a full grant date fair value of $30,195 each and subject to a three-year vesting period.

(6)  Includes dividends paid on restricted stock awards at the time of vesting.

(7) Includes payment of $10,000 non-qualified supplemental retirement benefit related to Mr. Krieg's prior employment with the Company.


Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives
--------------------------------------------------

     The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company's long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, to reward performance in accordance with results, provide an incentive for future performance and align Company executives' long-term interests with those of the shareholders.

     The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. High levels of performance should yield compensation which is competitive externally and equitable internally. The Committee periodically assesses the Company's compensation programs to confirm that incentives are in place to retain key management talent, reward attainment of longer term objectives and assure that these programs do not provide undue encouragement for risky behavior on the part of individuals or the executive management team.

     Executive compensation is comprised of three major components: (i) base salaries reviewed annually by the Compensation Committee, (ii) cash bonuses distributed from the Company's profit sharing program based on individual and Company performance, and (iii) long-term equity incentives awarded annually based on an individual officer's level of responsibility along with Company and individual performance. The compensation mix of cash and long-term incentives for the CEO is similar to that of other executive officers of the Company, and is believed to be consistent with compensation provided to similar positions at comparable organizations. The CEO is eligible to participate in all Company benefit programs including those available to other executive officers, and receives no additional perquisites beyond those available to other executive officers, as described below.

     In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining compensation level adjustments to any specific components. As such, the Compensation Committee considers the value of cash and incentive stock compensation. Non-cash benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company's defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior incentive stock awards are not taken into account, as these were awards earned and granted based on prior performance.

     The Compensation Committee also periodically compares all compensation components for executive officers with data on similar positions at other organizations with which the Company competes for talent. When evaluating external competitiveness, third party survey data, as well as information from other resources and industry contacts, are considered. In reviewing comparative data, the Company does not engage in benchmarking for establishing compensation levels relative to any predetermined point. In the Committee's view, third party survey data provides insight into external competitiveness, but is not an appropriate single basis for establishing compensation levels. This is primarily due to the Company's unique structure, differences in the size of surveyed companies, and the lack of sufficient appropriate matches to provide statistical relevance. The Company's preference is that performance, rather than benchmarking data, drive executive compensation. As such, the processes used by the Compensation Committee to establish and adjust executive compensation levels take into consideration external data along with performance, experience, retention, potential and internal equity.

     During 2007, the Compensation Committee retained Towers Perrin to provide comparative data on cash and total executive compensation prior to review and adjustment of executive management compensation for 2008. Data was provided for the Business and Professional Services, Financial Services and Payment Processing business segments. Consistent with prior years and the Company's intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2008 compensation. Towers Perrin's overall conclusion confirmed the Committee's belief that 2008 compensation levels were appropriate for the Company.

     The Compensation Committee determines all compensation adjustments for the CEO, subject to Board approval. The CEO makes recommendations to the Compensation Committee concerning performance and related salary and incentive stock levels for other executive officers, subject to the Compensation Committee's approval. The CEO has responsibility for determining profit sharing allocations for all other executive officers, in accordance with plan provisions. As part of the transition relating to Mr. Collett's retirement, 2008 executive profit sharing bonuses, other than those for the CEO, were determined by Mr. Brunngraber.

Mr. Collett's Retirement
------------------------

     As anticipated, Mr. Collett retired as CEO in July 2008 while retaining the position of Chairman of the Board of Directors. At the time of his retirement the Board approved a compensation package for Mr. Collett that included: (i) an annual retainer of $150,000, pro-rated for the first year, for Mr. Collett's services as Chairman of the Board, (ii) applicable director compensation, as outlined in the section Election of Directors -- Director Compensation in this Proxy Statement, (iii) continuation of automobile and country club membership allowances, and (iv) retention of outstanding awards of restricted stock, options and stock appreciation rights granted prior to his retirement, with the continued opportunity to acquire the restricted stock and exercise the options and stock appreciation rights on the vesting and exercise terms set forth in his award agreements. Mr. Collett participated in the equity incentive program and profit sharing plan for the period of January 1, 2008 through June 30, 2008, during which time Mr. Collett served as the Company's CEO. Upon the effective date of his retirement, Mr. Collett ceased to participate in the program and plan or receive health and life insurance benefits. The Company and Mr. Collett each have the right to terminate this arrangement at any time, with or without cause. Disclosure of Mr. Collett's compensation for 2008 as both director and executive officer is included in the compensation tables for Executive Officers. Mr. Collett does not presently serve on any committee of the Company's Board. He does serve on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary. Mr. Brunngraber was promoted to CEO upon Mr. Collett's retirement.

Elements of Compensation
------------------------

     The key elements in the executive compensation program are base salary, cash bonus awards distributed from the Company's profit sharing plan and incentive stock compensation. These elements, as well as benefits plans and perquisites, are described below.

Base Salary

     Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills and experience. Similarly, the Company considers external data to validate competitiveness and reasonableness in the market place. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO's salary and gives consideration to the CEO's recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

     Annual base salary increases for 2008 were warranted based on performance of individuals and individual operating units, strong corporate earnings, overall corporate growth over the past several years and competitive forces in the external market. Mr. Brunngraber's base salary increased from $274,000 to $350,000, reflecting an additional increase for his promotion to CEO in July 2008.

     Base salary increases for other named executive officers were as follows:
Mr. Appelbaum, $211,000 to $219,000; Mr. Murray, $225,000 to $235,000; Mr.
Langfitt, $165,000 to $180,000; and, Mr. Pickering, $180,000 to $187,000.

Profit Sharing Bonus

     The Company is unique in having a profit sharing program which has been in existence since 1968, adjusted over the years to meet changing economic and competitive environments. These cash bonuses are paid to all full-time employees including executives, exempt and non-exempt staff, according to the profit sharing plan approved by the Board. The purpose of this plan is to facilitate the Company's continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit sharing plan is funded (and paid) semi-annually with 12.5% of the Company's profits before taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

     Total profit sharing funds are divided into "pools" to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

     Profit sharing funds available to the CEO are based on return on average equity for the period, as defined by the plan, and can range from 0% of the total profit sharing fund if return on average equity is zero or negative to a maximum of 5% if return on average equity is 20% or higher.

     Funds allocated to the pool for named executive officers other than the CEO are determined based on the net increase in income after taxes ("NIAT") for the appropriate semi-annual period. This pool can range from 9% to 16% of the total profit sharing funds available to exempt staff based on an NIAT range of -20% to +20% or greater, respectively. Distributions from this pool to individual executive management members are based on a subjective assessment of performance, using the same factors considered with respect to salary adjustments. As with the determination of base salaries, no specific, individual performance targets are pre-established.

     In the case of the CEO and executive officers, any bonus in excess of 40% to 60% of base salary, depending on the executive's grade, requires the approval of the Compensation Committee. Over the last few years, during which the Company has experienced superior performance, executive bonuses have not exceeded these levels.

     Bonuses earned in 2008 were paid in August 2008 and February 2009 for the first and second halves of 2008, respectively, and were made in accordance with the Company's profit sharing plan. The CEO bonus calculations were based on the return on average equity achieved by the Company during the respective six-month periods (i.e., 16.81% and 19.62%). Bonus calculations for other named executive officers were based on an increase in net income after taxes of 2.47% for the first half of 2008 and 10.66% for the second half of 2008. Adjustments were made to 2008 bonuses to reflect the shift of responsibilities from CEO Collett to CEO Brunngraber. Bonuses paid to the CEO and other named executive officers are shown in the Summary Compensation Table included herein.

Incentive Stock Compensation

     Incentive stock compensation is awarded to managers deemed to be part of the executive management team. The key objective for providing incentive stock compensation is to aid the Company in securing and retaining highly qualified personnel by offering an ownership interest in the Company and thereby inducing such personnel to provide service and effort for the Company's growth and success. Additionally, the Compensation Committee considers this a significant motivational tool for executive officers and other management personnel, helping to align their interests with those of shareholders. It has been the Company's belief that long-term incentives serve as a retention tool since unvested stock grants and options are forfeited if the executive leaves the Company.

     Availability of annual incentive stock compensation is tied to the Company's overall performance. In determining the amount of annual awards, the Company uses a framework that considers the achievement of the following financial goals: (i) return on equity; (ii) increase in diluted earnings per share; and (iii) increase in processing fee revenues. Results from the most recent year are averaged with the two prior years to provide an incentive for a longer range focus aligned with shareholders interests and also serves as a deterrent to risky behavior. This framework does not provide for annual targets; however, there is a Company performance threshold below which no incentive stock compensation would be available for the year. The basis for determining the awards made in 2008 is shown in the table below. For a more detailed discussion on these statistics, please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

                                                      Actual Results                               Threshold
                                          ---------------------------------------                 -----------
                                                                                       3 Year
Factor                                        2005          2006          2007        Average
---------------------------------------   -----------   -----------   -----------   -----------
ROE ...................................       15.23%        18.89%        19.90%        18.01%        12.00%
EPS Growth ............................       35.66%        37.20%        18.01%        30.29%         6.00%
Processing Fee Revenue Growth .........       16.96%        12.37%        13.13%        14.15%         8.00%

     Once the Company has reviewed the three-year averages and determined that the thresholds have been met, individual distributions are awarded on a subjective basis, considering the same factors which are used for base salary and profit sharing determinations. These include individual contribution to the Company's performance, demonstration of leadership and management, and overall achievements relative to position. Awards to named executive officers reflect varying levels of responsibility, with the highest level of awards going to executives with the most far-reaching responsibilities. Specific individualized performance targets are not used. The Committee relies heavily on recommendations of the CEO when determining incentive stock compensation awards for all other executive officers. An individual award would normally not exceed the equivalent of 100% of the recipient's salary.

     Long-term incentive stock compensation awards made in 2008 were administered in accordance with the 2007 Omnibus Incentive Stock Plan. Awards were comprised of 50% restricted stock awards and 50% stock appreciation rights ("SARs"). The grant date of the awards was the Board approval date. Restricted stock awards were valued at that day's closing stock price as reported on Nasdaq and the equivalent Black Scholes value for SARs. Restricted stock awards are for common stock shares carrying voting and dividend rights, and are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the awards. Dividends are accumulated by the Company and paid upon vesting. SARs are for common stock shares, are subject to a three-year vesting schedule with 1/3 of the shares vesting each year on the anniversary date of the grant, become exercisable upon vesting and expire 10 years from the original grant date. Restricted stock awards and SARs granted become fully exercisable in the event of disability or death of the participant, or a change in control of the Company.

     The Compensation Committee reserves the right, subject to Board approval, to issue or refrain from issuing incentive stock compensation on a discretionary basis. Influencing factors include economic achievement, ethical standards, financial strength, management effectiveness and external market forces.

     Presently, long-term incentive stock awards outstanding consist of stock options, restricted stock bonus awards and SARs issued pursuant to the Company's 2007 Omnibus Incentive Stock Plan, or the predecessor plans: the 1995 Restricted Stock Bonus Plan and the 1995 Performance-Based Restricted Stock Option Plan. To date, the number of outstanding long-term incentive stock awards held by the Company's executive officers is relatively small; therefore, the Compensation Committee has not considered the overall amount of such awards as a significant factor in determining additional grants or awards.

     The Company does not have a policy to adjust awards in the event that it would become necessary to restate financial criteria in such a way as to impact the basis for award of long-term incentives; however, the Compensation Committee could elect to adjust other elements of compensation or subsequent year awards if, in their view, it was appropriate.

     The Company's policy does not allow the grant of option awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The grant date for long-term incentive stock awards is the date independent Board members approve such awards and generally occurs at the January Board meeting. The exercise price of options cannot be less than fair market value as of the date the option is granted. Incentive stock awards are not re-priced, in accordance with the Company's longstanding practice.

401(k) Defined Contribution Plan

     All employees of the Company and its subsidiaries, other than those classified as off-site employees, are eligible to participate in the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $15,500 for 2008, plus an additional $5,000 catch-up contribution for employees age 50 or older. The Company matches 50% of the first 3% of employee contributions, subject to IRS limitations. All employee contributions vest immediately. Company contributions are subject to a three-year vesting period.

Defined Benefit Retirement Plan

     All employees of the Company and subsidiaries, other than those classified as off-site employees, become participants in the Retirement Plan for Employees of Cass Information Systems, Inc. at the next semi-annual entry period immediately following completion of one year of service. Upon retirement, participants in this qualified plan will begin to receive monthly payments equal to 1/12 of the sum of:

          (i) .9% of Final Average Earnings multiplied by the number of years of service, plus

          (ii) .5% of Final Average Earnings in excess of Covered Compensation multiplied by years of service.

     Final Average Earnings is the average annual total compensation for the five consecutive years of highest earnings during the last ten years of employment. Covered Compensation is the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, including any amounts deferred under the Company's 401(k) plan and section 125 plan, up to the maximum IRS limit ($230,000 in 2008). Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

     Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9% of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18% of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Supplementary Executive Retirement Program

     The Company's benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to provide additional retirement benefits to key executives whose benefits are limited by the IRS under the Company's qualified plan.

     Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the Final Average Earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant's: (i) qualified retirement plan benefit, (ii) primary social security benefit, and (iii) 401(k) hypothetical annuity.

     Final Average Earnings, normal and early retirement age, years of service and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

     Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

     Gains or losses from stock options or restricted stock awards are not considered in the calculation of retirement benefits, for either the defined benefit plan or the SERP.

     Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes that the SERP is an effective executive retention tool.

Perquisites and Other Benefits

     The Company provides executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee's knowledge of other companies with which the Company competes for talent. For 2008, these perquisites included an automobile allowance and, where deemed appropriate, a country club membership allowance. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites' value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, dental, disability and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

     Executives of the Company do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change-in-control, other than for provisions that allow for SERP benefits, stock options, SARs and restricted stock awards to vest upon a change in control or in some circumstances, upon disability, in accordance with their respective plans.

Federal Income Tax Deductibility Limitations
--------------------------------------------

     The Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types and levels of awards and other compensation granted to executives and directors.

     The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that for 2008 Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers.

Post-Fiscal Year Compensation Actions
-------------------------------------

Executive Compensation Comparative Data

     During 2008, the Compensation Committee retained Towers Perrin to provide comparative data on cash and total executive compensation prior to review and adjustment of executive management compensation for 2008. Data was provided for the Business and Professional Services, Financial Services and Payment Processing business segments. Consistent with prior years and the Company's intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2009 compensation.

Base Salary

     In January 2009, salary increases were approved for the named executive officers based on overall performance of individuals (based on the factors discussed herein) and individual operating units, strong corporate earnings, and overall corporate growth over the past several years. Base salary increases from 2008 to 2009 will become effective in April 2009 and were as follows: Mr. Brunngraber, $350,000 to $380,000; Mr. Appelbaum, $219,000 to $226,000; Mr.
Murray, $235,000 to $243,000; Mr. Langfitt, $180,000 to $189,000; and, Mr.
Pickering, $187,000 to $194,000.

Long-Term Incentives

     Long-term incentive stock compensation awards made in 2009 were administered in accordance with the 2007 Omnibus Incentive Stock Plan. Awards were comprised of 50% restricted stock awards and 50% SARs. The grant date of the awards was the Board approval date. Restricted stock awards were valued at that day's closing stock price as reported on Nasdaq and the equivalent Black Scholes value for SARs. Awards were determined using the methodology described above under Elements of Compensation and were based on 2008 financial results averaged with the prior two years' results. The awards for 2009 are shown below. The restricted stock awards for 2009 have also been included in the beneficial ownership numbers reported in the Principal Shareholders table included herein.



                                     Restricted Stock     Stock Appreciation
Name                                   Bonus Awards             Rights
---------------------------------   ------------------   -------------------
   Eric H. Brunngraber ..........         6,604                27,450
   P. Stephen Appelbaum .........         2,479                10,305
   Harry M. Murray ..............         2,993                12,441
   Gary B. Langfitt .............         2,547                10,588
   John F. Pickering ............         2,646                10,999

Report of the Compensation Committee

     In the performance of its oversight function for the year ended December 31, 2008, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.


                                        K. Dane Brooksher, Chairman
                                        Benjamin F. Edwards, IV
                                        James J. Lindemann
                                        Andrew J. Signorelli

                              EXECUTIVE OFFICERS

     The following table shows, as of December 31, 2008, the names, ages and positions of the Company's executive officers. No executive officers have employment agreements with the Company.



Eric H. Brunngraber ..........   Information on Mr. Brunngraber can be found in the section "Election of Directors."

P. Stephen Appelbaum .........   Mr. Appelbaum, 51, has been CFO and Secretary since 2006. Prior to joining the
                                 Company, he was a Senior Vice President at US Bank (St. Louis, Missouri),
                                 where he spent 16 years holding various positions in the areas of accounting, financial reporting, risk management, and merger and acquisition integration.
                                 Before his tenure with US Bank, he was with KPMG LLP for 10 years.
                                 Mr. Appelbaum is a Certified Public Accountant.

Harry M. Murray ..............   Mr. Murray, 55, has served as Executive Vice President since 2003. He has held various positions with the Company since his initial employment in 1982, including Executive Vice President -- Operations from 1995 to 2000 and COO
                                 -- Utility Information Services from 2000 to 2003.

Gary B. Langfitt .............   Mr. Langfitt, 53, has served as COO -- Utility Information Services since 2003.
                                 Prior to that, he was Vice President, Sales and Marketing -- Utility Information
                                 Services since joining the Company in 1999.

John F. Pickering ............   Mr. Pickering, 58, has served as COO -- Transportation Information Services since 2001. He has held various positions with the Company since 1977, including President -- Transportation Information Services from 1998 to 2001.

Robert J. Mathias ............   Mr. Mathias, 56, became President of Cass Commercial Bank, subsidiary of the
                                 Company, in February 2008. Prior to joining Cass, he served as Senior Banker of the St. Louis loan production office of LaSalle Bank. Mr. Mathias has been affiliated with several major financial institutions in the St. Louis metropolitan area since 1974. Mr. Mathias serves on the board of Busch-O'Donnell Co., a privately held St. Louis-based investment company.

Summary Compensation -- Executive Officers

     The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as chief executive officer during fiscal 2008, chief financial officer during fiscal 2008, and each of the other three most highly compensated executive officers of the Company who were executive officers as of the end of fiscal 2008 ("named executive officers"). The reported compensation is as follows: (i) the dollar value of base salary and bonus earned; (ii) the compensation cost of restricted stock and option awards outstanding; (iii) the change in pension value and nonqualified deferred earnings; (iv) all other compensation; and (v) the dollar value of total compensation for each respective fiscal year.

                                                                            Change in
                                                         Stock    Option     Pension        All Other
Name and                             Salary    Bonus     Awards   Awards      Value       Compensation       Total
Principal Position           Year     ($)       ($)      ($)(1)   ($)(1)      ($)(2)         ($)(3)           ($)
-------------------------------------------------------------------------------------------------------------------
Lawrence A. Collett (4)     2008    273,589    42,900   244,481   40,717           0(5)      113,678(6)     715,365
 Chairman of the Board      2007    482,977   202,800   171,719   16,170     467,555          34,041      1,375,262
                            2006    459,167   171,000    54,525   14,219     416,697          28,023      1,143,631
-------------------------------------------------------------------------------------------------------------------
Eric H. Brunngraber         2008    308,410   202,000   130,675   22,837     139,466          32,819        836,207
 President, CEO             2007    272,393   120,000    88,062    5,977     232,292          30,906        749,630
                            2006    252,750    97,000    21,057    5,243      52,291          29,275        457,616
-------------------------------------------------------------------------------------------------------------------
P. Stephen Appelbaum        2008    211,314    53,000    76,796    7,834      12,576          15,033        376,553
 CFO, Secretary             2007    210,550    41,000    56,424       --       5,560          13,600        327,134
                            2006    128,913    23,000    19,444       --          --             310        171,667
-------------------------------------------------------------------------------------------------------------------
Harry M. Murray             2008    226,635    89,000    77,989   13,141     122,638          14,723        544,126
 Executive Vice President   2007    224,217    86,000    51,974    2,699     196,799          13,374        575,063
                            2006    214,167    77,000     9,295    2,393      50,593          17,875        371,323
-------------------------------------------------------------------------------------------------------------------
Gary B. Langfitt            2008    172,981    83,099    55,154    8,691      19,381          14,415        353,721
 COO, Utility               2007    163,800   140,750    36,051    1,259      17,816          13,514        373,190
 Information Services       2006    149,167    90,286     5,043    1,104      18,613          12,806        277,019
-------------------------------------------------------------------------------------------------------------------
John F. Pickering (7)       2008    180,423    57,500    62,861    9,982      76,893          14,547        402,206
 COO, Transportation        2007         --        --        --       --          --              --             --
 Information Services       2006         --        --        --       --          --              --             --

------------

(1) The amounts reflect the financial statement expense under FAS 123R related to awards of stock options and SARs made in prior years and do not correspond to the actual amount that will be realized upon exercise by the named executive officers. See Note 13 to the Company's fiscal year 2008 financial statements in the Company's Annual Report on Form 10-K for a discussion of the assumption made in the valuation of these amounts under FAS 123R.

(2) Represents the aggregate change in actuarial present value of accumulated benefits under the Company's defined benefit pension plan and SERP based on a five-year average of current pay. See Note 12 to the Company's fiscal year 2008 financial statements in the Company's Annual Report on Form 10-K for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

(3) Consists of the Company's incremental cost on perquisite benefits, dividends paid on restricted stock awards at the time of vesting, the Company's matching contributions paid to the Company's 401(k) Plan on behalf of each executive, and the imputed value of group term life premiums paid on behalf of each executive. Perquisite benefits provided in 2008 consist of an allowance for personal automobile usage ($15,000, Mr. Collett; $14,519, Mr. Brunngraber; $9,680, all other named executive officers) and country club membership ($14,292, Mr. Collett; $12,404, Mr. Brunngraber).

(4) In July 2008 Mr. Collett retired as CEO and continues to serve as non-executive Chairman of the Board. Mr. Brunngraber was appointed as CEO upon Mr. Collett's retirement. Because Mr. Collett served as CEO during part of fiscal year 2008, he is included in this table.

(5) The actual change in present value was $(156,840). The Company did not disclose this negative amount in the table pursuant to Instruction 3 to
     Item 402(c)(2)(viii) of Regulation S-K.

(6) Includes payments made to Mr. Collett following his retirement as CEO in July 2008 and made pursuant to the Memorandum of Understanding between Mr. Collett and the Company for directors fees, $10,000 (which includes $4,000 for serving on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary) and consulting services, $67,692.

(7) Only compensation for 2008 is reported for Mr. Pickering, as he was not a named executive officer of the Company in 2006 or 2007.


Grants of Plan-Based Awards

     The following table sets forth information regarding all equity based incentive plan awards that were made to the named executive officers during 2008. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the compensation costs of stock and option awards in the Summary Compensation table above.

                                            Estimated Future Payouts
                                                  Under Equity                Exercise or     Grant Date
                                              Incentive Plan Awards            Base Price     Fair Value
                                      ------------------------------------     of Option       of Stock
                            Grant      Threshold        Target        Max        Awards       and Option
Name                        Date          (#)             (#)         (#)        ($/Sh)       Awards ($)
----------------------   ----------   -----------   --------------   -----   -------------   -----------
Lawrence A. Collett      01/22/08          0             8,065(1)      0            --        $229,127
                         01/22/08          0            29,950(2)      0          28.41        229,118
--------------------------------------------------------------------------------------------------------
Eric H. Brunngraber      01/22/08          0             4,556(1)      0            --        $129,436
                         01/22/08          0            16,920(2)      0          28.41        129,438
--------------------------------------------------------------------------------------------------------
P. Stephen Appelbaum     01/22/08          0             2,105(1)      0            --        $ 59,803
                         01/22/08          0             7,818(2)      0          28.41         59,808
--------------------------------------------------------------------------------------------------------
Harry M. Murray          01/22/08          0             2,806(1)      0            --        $ 79,718
                         01/22/08          0            10,421(2)      0          28.41         79,721
--------------------------------------------------------------------------------------------------------
Gary B. Langfitt         01/22/08          0             2,058(1)      0            --        $ 58,468
                         01/22/08          0             7,642(2)      0          28.41         58,461
--------------------------------------------------------------------------------------------------------
John F. Pickering        01/22/08          0             2,245(1)      0            --        $ 63,770
                         01/22/08          0             8,336(2)      0          28.41         63,780

------------

(1) Represents restricted stock bonus awards issued pursuant to the terms of the Company's 2007 Omnibus Stock Incentive Plan. Restricted stock awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. Dividends earned on restricted stock awards are paid upon vesting. The 2008 awards were based on criteria further described in the Compensation Discussion and Analysis section contained herein.

(2) Represents SARs issued pursuant to the terms of the Company's 2007 Omnibus Stock Incentive Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date. The 2008 awards were based on criteria further described in the Compensation Discussion and Analysis section contained herein.

Outstanding Equity Awards At Fiscal Year-End

     The following table sets forth information on outstanding options and stock awards held by the named executive officers on December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option, and the market value of stock awards.

                                                Option Awards                                  Stock Awards
                         -----------------------------------------------------------   ----------------------------
                           Number of        Number of                                    Number of     Market Value
                           Securities       Securities                                   Shares or      of Shares
                           Underlying       Underlying                                   Units of      or Units of
                          Unexercised      Unexercised       Option                     Stock That      Stock That
                            Options          Options        Exercise       Option        Have Not        Have Not
                              (#)              (#)            Price      Expiration       Vested          Vested
Name                      Exercisable     Unexercisable        ($)          Date          (#)(1)          ($)(2)
----------------------   -------------   ---------------   ----------   ------------   ------------   -------------
Lawrence A. Collett             --             7,308(3)        9.09       1/4/2010        17,926      546,026
                                --             4,218(3)       12.23       1/4/2011
                                --             4,035(3)       14.75       1/3/2012
                                --            13,719(3)       20.67       1/2/2013
                                --            29,950(4)       28.41      1/22/2018
-------------------------------------------------------------------------------------------------------------------
Eric H. Brunngraber          4,410(3)          2,404(3)        9.09       1/4/2010         9,760      297,290
                             2,390(3)          1,595(3)       12.23       1/4/2011
                               660(3)          1,540(3)       14.75       1/3/2012
                                --             5,425(3)       20.67       1/2/2013
                                --            16,920(4)       28.41      1/22/2018
-------------------------------------------------------------------------------------------------------------------
P. Stephen Appelbaum            --             7,818(4)       28.41      1/22/2018         4,690      142,857
-------------------------------------------------------------------------------------------------------------------
Harry M. Murray              2,700(3)          1,471(3)       10.00       1/4/2010         5,918      180,262
                               786(3)            525(3)       14.51       1/4/2011
                               375(3)            877(3)       14.44       1/3/2012
                                --             1,701(3)       20.67       1/2/2013
                                --            10,421(4)       28.41      1/22/2018
-------------------------------------------------------------------------------------------------------------------
Gary B. Langfitt                --               340(3)       14.51       1/4/2011         4,223      128,633
                               250(3)            584(3)       14.44       1/3/2012
                                --             1,133(3)       20.67       1/2/2013
                                --             7,642(4)       28.41      1/22/2018
-------------------------------------------------------------------------------------------------------------------
John F. Pickering              692(3)            463(3)       14.51       1/4/2011         4,760      144,990
                               320(3)            746(3)       14.44       1/3/2012
                                --             1,425(3)       20.67       1/2/2013
                                --             8,336(4)       28.41      1/22/2018

------------

(1) Represents restricted stock bonus awards issued pursuant to the Company's 1995 Restricted Stock Bonus Plan and 2007 Omnibus Stock Incentive Plan. The shares are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. The vesting dates for such shares are as follows:

Name                                    Vesting Date     Number of Shares
------------------------------------   --------------   -----------------
      Lawrence A. Collett ..........   1/22/2009              2,688
                                       1/31/2009              5,692
                                       1/22/2010              2,688
                                       1/31/2010              4,169
                                       1/22/2011              2,689

Name                                    Vesting Date     Number of Shares
------------------------------------   --------------   -----------------
      Eric H. Brunngraber ..........   1/22/2009              1,518
                                       1/31/2009              2,903
                                       1/22/2010              1,519
                                       1/31/2010              2,301
                                       1/22/2011              1,519

      P. Stephen Appelbaum .........   1/22/2009                701
                                       1/31/2009                743
                                       5/15/2009              1,100
                                       1/22/2010                702
                                       1/31/2010                742
                                       1/22/2011                702

      Harry M. Murray ..............   1/22/2009                935
                                       1/31/2009              1,650
                                       1/22/2010                935
                                       1/31/2010              1,462
                                       1/22/2011                936

      Gary B. Langfitt .............   1/22/2009                686
                                       1/31/2009              1,145
                                       1/22/2010                686
                                       1/31/2010              1,020
                                       1/22/2011                686

      John F. Pickering ............   1/22/2009                748
                                       1/31/2009              1,336
                                       1/22/2010                748
                                       1/31/2010              1,179
                                       1/22/2011                749

------------

(2) Value based on $30.46 per share, which was the closing market price of the Company's common stock reported on Nasdaq on December 31, 2008.

(3) Represents stock option grants issued pursuant to the terms of the Company's 1995 Performance-Based Stock Option Plan. The vesting date for option awards is equivalent to the option expiration date, which is the first business day of the seventh calendar year following the grant date of the option award. The vesting date can be accelerated based on the Company's attainment of certain financial operating performance criteria.

(4) Represents SARs issued pursuant to the terms of the Company's 2007 Omnibus Stock Incentive Plan. SAR awards are subject to a three-year vesting schedule, with 1/3 of the shares vesting each year on the anniversary of the grant date of the awards. SARs become exercisable upon vesting and expire on the tenth anniversary of the grant date.

Options Exercised and Stock Vested

     The following table sets forth the exercise of stock options and vesting of restricted stock during 2008 for the named executive officers.

                                                Options Awards                                 Stock Awards
                                 --------------------------------------------   ------------------------------------------
                                    Number of Shares       Value Realized on       Number of Shares      Value Realized on
                                  Acquired on Exercise          Exercise         Acquired on Vesting        Vesting(1)
Name                                       (#)                    ($)                    (#)                    ($)
------------------------------   ----------------------   -------------------   ---------------------   ------------------
Lawrence A. Collett ..........           23,565                 $481,008               6,332                 $181,562
Eric H. Brunngraber ..........              536                   11,369               3,150                   90,109
P. Stephen Appelbaum .........               --                       --               1,873                   56,521
Harry M. Murray ..............               --                       --               1,787                   50,679
Gary B. Langfitt .............              509                    8,037               1,236                   35,053
John F. Pickering ............               --                       --               1,455                   41,262

------------

(1) Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

Pension Benefits

     The following table sets forth for fiscal year ended December 31, 2008 the actuarial present value of each named executive officer's accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer.



                                                                                         Present
                                                                        Number of        Value of
                                                                         Years of      Accumulated        Payments
                                                                         Credited        Benefit         During Last
        Name (1)                           Plan Name                   Service (#)        ($)(2)       Fiscal Year ($)
-------------------------   ---------------------------------------   -------------   -------------   ----------------
Lawrence A. Collett (3)     Retirement Plan for Employees of Cass          39.46        1,122,190          39,319
                            Information Systems, Inc.
                            Cass Information Systems SERP                  39.46        2,094,460               0
----------------------------------------------------------------------------------------------------------------------
Eric H. Brunngraber         Retirement Plan for Employees of Cass          28.08          340,039               0
                            Information Systems, Inc.
                            Cass Information Systems SERP                  28.08          327,648               0
----------------------------------------------------------------------------------------------------------------------
P. Stephen Appelbaum        Retirement Plan for Employees of Cass           1.50           17,921               0
                            Information Systems, Inc.
                            Cass Information Systems SERP                   1.50              215               0
----------------------------------------------------------------------------------------------------------------------
Harry M. Murray             Retirement Plan for Employees of Cass          25.08          396,942               0
                            Information Systems, Inc.
                            Cass Information Systems SERP                  25.08          240,564               0
----------------------------------------------------------------------------------------------------------------------
Gary B. Langfitt            Retirement Plan for Employees of Cass           8.50          103,993               0
                            Information Systems, Inc.
                            Cass Information Systems SERP                   8.50            2,857               0
----------------------------------------------------------------------------------------------------------------------
John F. Pickering           Retirement Plan for Employees of Cass          30.08          526,327               0
                            Information Systems, Inc.
                            Cass Information Systems SERP                  30.08                0

------------

(1) Mr. Murray and Mr. Pickering were eligible for early retirement benefits under the Company's defined benefit pension plan and SERP as of December 31, 2008.

(2) Represents the actuarial present value of accumulated benefit under the Company's defined benefit pension plan based on a five-year average of current pay. See Note 12 to the Company's fiscal year 2008 financial statements in the Company's Annual Report on Form 10-K for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

(3) In July 2008, Mr. Collett retired as CEO and continues to serve as non-executive Chairman of the Board.

     All named executive officers were participants in the Retirement Plan for Employees of Cass Information Systems, Inc. and the Cass Information Systems, Inc. SERP at December 31, 2008. Details of the plans are further defined in the Compensation Discussion and Analysis above.

Principal Shareholders

     The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of March 5, 2009, by:
(i) each person known to the Company to be the beneficial owner of more than 5% of common stock, (ii) each director and nominee for director, (iii) each executive officer, and (iv) directors and executive officers as a group. The address of each director and executive officer is c/o Cass Information Systems, Inc., 13001 Hollenberg Drive, Bridgeton, Missouri 63044. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 9,213,242 shares outstanding as of March 5, 2009.

        Name of Beneficial Owner                                       Amount of Shares         Percent
        (and address for Beneficial Owners over 5%)                 Beneficially Owned (1)      of Class
----------------------------------------------------------------   ------------------------   -----------
   Jake Nania ..................................................            984,405(2)            10.68%
   1700 S. Ocean Blvd.
   Lauderdale by the Sea, FL

   Howard A. Kuehner ...........................................            524,381(2)             5.69
   1 Woodbridge Manor Rd.
   St. Louis, MO

   P. Stephen Appelbaum ........................................             12,718(3)                *
   K. Dane Brooksher ...........................................              5,135(4)                *
   Eric H. Brunngraber .........................................             63,637(5)                *
   Bryan S. Chapell ............................................              4,990(6)                *
   Lawrence A. Collett .........................................            227,719(7)             2.46
   Robert A. Ebel ..............................................              3,090(8)                *
   Benjamin F. Edwards, IV .....................................              5,415(9)                *
   John L. Gillis, Jr. .........................................                990(10)               *
   Wayne J. Grace ..............................................             20,075(11)               *
   Gary B. Langfitt ............................................             17,773(12)               *
   James J. Lindemann ..........................................                990(13)               *
   Robert J. Mathias ...........................................              4,113(14)               *
   Harry M. Murray .............................................             47,200(15)               *
   John F. Pickering ...........................................             41,650(16)               *
   Randall L. Schilling ........................................                 --                  --
   Andrew J. Signorelli ........................................            239,557(17)            2.60
   Franklin D. Wicks, Jr. ......................................              1,740(18)               *
                                                                            ----------
   All directors (including nominees) and all executive officers
   as a group ..................................................            696,792(19)            7.52%

------------

*    Less than 1% of class.

(1) Shares shown as beneficially owned include shares of common stock that directors and executive officers have the right to acquire within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.

(2) Determination of beneficial ownership of more than 5% based on non-objecting beneficial shareholder records obtained from Broadridge and BNY Mellon Shareowner Services on February 17, 2009.

(3) Includes 4,387 shares owned jointly with his spouse. Includes 5,725 shares of restricted stock subject to forfeiture with respect to which Mr. Appelbaum has voting but no investment rights. Includes 2,606 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock appreciation rights.

(4) Includes 4,235 shares held in trust of which Mr. Brooksher has shared voting and investment rights. Includes 900 shares of restricted stock subject to forfeiture with respect to which Mr. Brooksher has voting but no investment rights.

(5) Includes 35,112 shares owned jointly with his spouse. Includes 11,943 shares of restricted stock subject to forfeiture with respect to which Mr. Brunngraber has voting but no investment rights. Includes 16,582 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.

(6) Includes 2,605 shares owned jointly with his spouse. Includes 900 shares of restricted stock subject to forfeiture with respect to which Mr. Chapell has voting but no investment rights.

(7) Includes 70,168 shares owned jointly with his spouse and 5,655 shares owned by Mr. Collett's spouse. Includes 9,546 shares of restricted stock subject to forfeiture with respect to which Mr. Collett has voting but no investment rights. Includes 25,694 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.

(8) Includes 2,100 shares owned jointly with his spouse. Includes 330 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.

(9) Includes 4,230 shares held in trust of which Mr. Edwards has voting and investment rights and 285 shares Mr. Edwards holds as custodian for his minor children. Includes 900 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.

(10) Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Gillis has voting but no investment rights.

(11) Includes 14,877 shares held in trust of which Mr. Grace has voting and investment rights. Includes 4,538 shares owned by Mr. Grace's spouse. Also includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Grace has voting but no investment rights.

(12) Includes 4,939 shares of restricted stock subject to forfeiture with respect to which Mr. Langfitt has voting but no investment rights. Includes 2,887 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.

(13) Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.

(14) Includes 3,113 shares of restricted stock subject to forfeiture with respect to which Mr. Mathias has voting but no investment rights.

(15) Includes 29,655 shares owned jointly with his spouse. Also includes 6,326 shares of restricted stock subject to forfeiture with respect to which Mr. Murray has voting but no investment rights. Includes 3,473 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock appreciation rights.

(16) Includes 30,453 shares owned jointly with his spouse. Also includes 5,322 shares of restricted stock subject to forfeiture with respect to which Mr. Pickering has voting but no investment rights. Includes 3,791 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.

(17) Includes 238,567 shares held in trust of which Mr. Signorelli has shared voting and investment rights. Includes 660 shares of restricted stock subject to forfeiture with respect to which Mr. Signorelli has voting but no investment rights. Includes 25,530 shares pledged as security on an outstanding loan with the Company.

(18) Includes 330 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.

(19) Includes 55,033 shares which could be acquired within 60 days of March 5, 2009 pursuant to the exercise of stock options and stock appreciation rights.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on a review solely of copies of such forms received and written representation from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to 2008 for executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner except as follows: Messrs. Grace and Collett each did not file a Form 4 within the required period of two business days to report one transaction.

                                  PROPOSAL 2
                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP has served as the Company's independent registered public accounting firm since 1983, and for the year ended December 31, 2008. The Audit Committee of the Board has selected KPMG LLP to serve as such firm for 2009. A representative of KPMG LLP is expected to be present at the Annual Meeting, have an opportunity to make a statement and be available to respond to appropriate questions of shareholders.


Fees Incurred For Services Performed by the Independent Registered Public Accountants

     For the years ended December 31, 2008 and 2007, the Company incurred the following fees for services performed by KPMG LLP:



                                          2008           2007
                                      -----------   --------------
      Audit Fees (1) ..............    $272,500       $260,000
      Audit-related Fees ..........          --          5,000(3)
      Tax Fees (2) ................      79,759         73,437
      All Other Fees ..............          --             --
                                       --------       ----------
       Total ......................    $352,259       $338,437
                                       ========       ==========

------------

(1) Represents fees for the quarterly review of financial statements and annual audit of the Company's consolidated financial statements and internal controls over financial reporting. All such fees were pre-approved by the Audit Committee.

(2) Represents fees for tax compliance and preparation services, all of which were pre-approved by the Audit Committee.

(3) Represents fees for services rendered in connection with the Company's Form S-8 filing on May 31, 2007 for the 2007 Omnibus Incentive Stock Plan. Such fees were pre-approved by the Audit Committee.

     The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.


The Company's Board recommends a vote FOR the ratification of KPMG LLP as the Company's independent registered public accounting firm for 2009.

Report of the Audit Committee

     The Audit Committee, composed entirely of independent directors, as defined by the Nasdaq listing standards, assists the Board in its oversight of
(i) the integrity of the financial statements of the Company, (ii) the independent registered public accountants' qualifications and independence,
(iii) the performance of the independent registered public accounting firm and the Company's internal audit function, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee operates pursuant to a written charter that is reviewed and approved annually.

     In the performance of its oversight function for the year ended December 31, 2008, the Audit Committee reviewed and discussed the audited consolidated financial statements and the Company's internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.


                                        Wayne J. Grace, Chairman
                                        Robert A. Ebel
                                        John L. Gillis, Jr.

               SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

     In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company's Secretary and comply with the other notice requirements set forth in the Company's bylaws. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting. For the 2010 Annual Meeting, shareholders must submit proposals no earlier than January 20, 2010 and no later than February 19, 2010.

     If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

     o a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,

     o the name and address, as they appear on the Company's books, of the proposing shareholder,

     o the class and number of shares which are beneficially owned by the shareholder, and

     o    any material interest of the shareholder in such business.

     The requirements contained in the Company's bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy for its next Annual Meeting, which is expected to be held on April 19, 2010, must be received by the Company no later than November 20, 2009 at the following address: Cass Information Systems, Inc.,
Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044.


                        OTHER MATTERS AND HOUSEHOLDING

     Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

     The Company may and some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this proxy statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: P. Stephen Appelbaum, Secretary, 13001 Hollenberg Drive, Bridgeton, Missouri 63044, or call (314) 506-5500.


                                        By Order of the Board of Directors
                                        P. Stephen Appelbaum, Secretary

            Charles F. Knight Executive Education & Conference Center John M. Olin Business School at Washington University in St. Louis

 Knight Center Reception Desk  (314) 933-9400 local  (866) 933-9400 toll-free



[GRAPHIC OF MAP]



From I-70 (or Lambert International Airport)
--------------------------------------------
Go south on I-170 to the Forest Park Parkway exit.
Go east on Forest Park Parkway through Clayton, past Big Bend Boulevard to Throop Drive (1st stoplight after Big Bend). Turn right (south) onto Throop Drive.
The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.
Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 200.

From I-64 (Hwy 40), heading west (from downtown St. Louis)
----------------------------------------------------------
Veer onto the Forest Park Parkway/Market St. exit and continue to Throop Drive. Turn left (south) onto Throop Drive.
The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.
Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 200.

From I-64 (Hwy 40), heading east (from west county)
---------------------------------------------------
Go north on I-170 to the Forest Park Parkway exit.
Go east on Forest Park Parkway through Clayton, past big Bend Boulevard to Throop Drive (1st stoplight after Big
Bend). Turn right (south) onto Throop Drive.
The Charles F. Knight Center is located across from the parking garage on the south side of Throop Drive.
Please park in the parking garage and proceed into the main entrance of the Charles F. Knight Center to Room 200.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

                                                             Please mark
                                                             your votes as  |X|
                                                             indicated in
                                                             this example

                                FOR     WITHHOLD   *EXCEPTIONS
                                ALL     FOR ALL

1. Election of Directors
   Nominees:                    | |       | |          | |

   01 Robert A. Ebel
   02 John L. Gillis, Jr.
   03 Randall L. Schilling
   04 Franklin D. Wicks, Jr.

                                                      FOR    AGAINST    ABSTAIN

2. Ratification of appointment of KPMG LLP as         | |      | |        | |
   independent registered public accounting firm.

I/We plan to attend the meeting. (Please detach       | |      YES
admittance card below and bring to the meeting.)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions
________________________________________________________________________________

                                                     Mark Here for Address   | |
                                                     Change or Comments
                                                     SEE REVERSE



Signature _____________________ Signature _____________________ Date ___________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE

      WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
               BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

    Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

                                           -------------------------------------
                                                         INTERNET
       CASS INFORMATION
         SYSTEMS, INC.                     http://www.proxyvoting.com/cass
                                           Use the Internet to vote your proxy.
                                           Have your proxy card in hand when you
                                           access the web site.
                                           -------------------------------------

                                                            OR

                                           -------------------------------------
                                                        TELEPHONE
                                                      1-866-540-5760
                                           Use any touch-tone telephone to vote
                                           your proxy. Have your proxy card in
                                           hand when you call.
                                           -------------------------------------

                                           If you vote your proxy by Internet or
                                           by telephone, you do NOT need to mail
                                           back your proxy card.

                                           To vote by mail, mark, sign and date
                                           your proxy card and return it in the
                                           enclosed postage-paid envelope.

Important notice regarding the Internet    Your Internet or telephone vote
availability of proxy materials for the    authorizes the named proxies
Annual Meeting of shareholders             to vote your shares in the same
The Proxy Statement and the 2008           manner as if you marked, signed and
Annual Report to Shareholders are          returned your proxy card.
available at:
http://www.cassinfo.com
-----------------------

                                      45407

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
                         CASS INFORMATION SYSTEMS, INC.


     The undersigned hereby appoints Eric H. Brunngraber and P. Stephen Appelbaum, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 20, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.


------------------------------------------------
           Address Change/Comments
(Mark the corresponding box on the reverse side)
------------------------------------------------






------------------------------------------------


BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)


                              FOLD AND DETACH HERE


                                ADMISSION TICKET

                         CASS INFORMATION SYSTEMS, INC.

                       2009 Annual Meeting of Shareholders

                             Monday, April 20, 2009
                             11:00 A.M. Local Time


                The Charles F. Knight Executive Education Center
                Olin School of Business at Washington University
                              One Brookings Drive
                           St. Louis, Missouri 63130


          For your reference, a map is provided inside the back cover of the Proxy Statement.



--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

                                      45407